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                                                                   EXHIBIT 12.2




                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (in millions except ratios)

                                                                                          Twenty-Six Weeks Ended
                                                                                         -----------------------
                                                                                          Dec. 30,      Dec. 31,
                                                                                            1995          1994
                                                                                         ---------     ---------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                                                      $    119      $    115
   Interest portion of rental expense                                                          36            33
                                                                                         ---------     ---------
   Total fixed charges before capitalized interest
      and preferred stock dividend requirements                                               155           148
   Capitalized interest                                                                         6             6
   Preferred stock dividend requirements (1)                                                   22            21
                                                                                         ---------     ---------
      Total fixed charges and preferred stock
         dividend requirements                                                           $    183      $    175
                                                                                         =========     =========
Earnings available for fixed charges and preferred
      stock dividend requirements:
   Income before income taxes                                                            $    711      $    642
   Less undistributed income in minority owned companies                                       (3)           (6)
   Add minority interest in majority-owned subsidiaries                                        19            18
   Add amortization of capitalized interest                                                    11            10
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                                                   155           148
                                                                                         ---------     ---------
      Total earnings available for fixed charges and
         preferred stock dividend requirements                                           $    893      $    812
                                                                                         =========     =========

Ratio of earnings to fixed charges and preferred stock
   dividend requirements                                                                      4.9           4.6
                                                                                         =========     =========



(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.
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